Exhibit 5.1


                                                           December 11, 2001


                             Davis Polk & Wardwell
                               450 Lexington Ave
                               New York, NY 10017



The Chubb Corporation
15 Mountain View Road
P.O. Box 1615
Warren, New Jersey  07061-1615

                  Re:  The Chubb Corporation
                       Registration Statement on Form S-3


Ladies and Gentlemen:

     We are acting as counsel for The Chubb Corporation, a New Jersey corporation (the "Corporation"), in connection with a Registration Statement on Form S-3 (the "Registration Statement") filed by the Corporation with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), for the registration of the sale from time to time of securities of the Corporation with an aggregate public offering price of up to $1,000,000,000. The securities may include: (i) senior debt securities (the "Senior Debt Securities") to be issued by the Corporation under an indenture dated as of October 25, 1989, between the Corporation and Bank One Trust Company, N.A., successor in interest to The First National Bank of Chicago, as trustee (the "Senior Indenture"); (ii) subordinated debt securities (the "Subordinated Debt Securities" and, together with the Senior Debt Securities, the "Debt Securities") to be issued by the Corporation under an indenture to be executed by the Corporation and Bank One Trust Company, N.A., as trustee
(the "Subordinated Indenture"); (iii) common stock of the Corporation (the "Common Stock"); (iv) preferred stock of the Corporation (the "Preferred Stock"); (iv) preferred stock depositary shares (the "Depositary Shares") to be issued under a deposit agreement to be entered into among the Corporation, a depositary and holders of depositary receipts (the "Deposit Agreement"); (v) debt warrants to be issued by the Corporation (the "Debt Warrants") under a debt warrant agreement to be entered into between the Corporation and a debt warrant agent (the "Debt Warrant Agreement"); and (vi) stock warrants to be issued by


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The Chubb Corporation                  2                       December 11, 2001


the Corporation (the "Stock Warrants" and, together with the Debt Warrants, the "Warrants") under a stock warrant agreement to be entered into between the Corporation and a stock warrant agent (the "Stock Warrant Agreement").

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for purposes of this opinion.

     Based upon the foregoing, we are of the opinion that:

     1. When the Subordinated Indenture has been duly authorized and executed by the parties thereto, the Debt Securities when issued in accordance with the terms of the relevant Indenture will be valid and binding obligations of the Corporation.

     2. When the issuance of any shares of Common Stock or Preferred Stock has been duly authorized under New Jersey law and such shares are issued, such shares will be validly issued, fully-paid and nonassessable.

     3. When any Warrant Agreement has been duly authorized and executed by the parties thereto, any Warrants when issued in accordance with the terms of the relevant Warrant Agreement will be valid and binding obligations of the Corporation.

     4. When the Deposit Agreement has been duly authorized and executed by the parties thereto, and Preferred Stock has been deposited thereunder, any Depositary Shares when issued in accordance with the terms thereof will be valid and binding instruments in accordance with their terms and the terms of the Deposit Agreement.

     In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such security, (i) the Board of Directors of the Corporation shall have duly established the terms of such security and duly authorized the issuance and sale of such security and such authorization shall not have been modified or rescinded; (ii) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded; and (iii) there shall not have occurred any change in law affecting the validity or enforceability of such security. We have also assumed that none of the terms of any security to be established subsequent to the date hereof, nor the issuance and delivery of such security, nor the compliance by the Corporation with the terms of such security will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Corporation, or any restriction imposed by any court or governmental body having jurisdiction over the Corporation.


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The Chubb Corporation                  3                       December 11, 2001


     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York. In rendering the foregoing opinion, we have relied without independent investigation upon the opinion to you dated today of Drinker Biddle & Shanley LLP, included as Exhibit
5.2 to the Registration Statement, as to all matters governed by New Jersey law.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to us under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.



                                             Very truly yours,

                                             /s/ Davis Polk & Wardwell
                                             --------------------------
                                                 Davis Polk & Wardwell